Filed in the Office of	Business Number **E0268922008-4**
Barbara K. Cegavske	Filing Number **20200568677**
Secretary of State State Of Nevada	Filed On **3/25/2020 9:58:00 AM**
	Number of Pages **5**

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [X] **Certificate of Designation**
- [ ] **Certificate of Amendment to Designation - Before Issuance of Class or Series**
- [ ] **Certificate of Amendment to Designation - After Issuance of Class or Series**
- [ ] **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: All State Properties Holdings, Inc. Entity or Nevada Business Identification Number (NVID): E0268922008-4
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Super Voting Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Certificate of Designation Preferences and Rights of the Series A Super Voting Preferred Stock ($0.0001 Par Value Per Share) of All State
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *[signature]* Signature of Officer Date: 03/17/2020

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

PROPERTIES HOLDINGS, INC.

A NEVADA CORPORATION

PURSUANT TO NRS 78.1955

ALL STATE PROPERTIES HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Nevada (the "Company"),

DOES HEREBY CERTIFY that, pursuant to authority expressly conferred, granted and vested in the Board of Directors of the Company (the "Board") by the Company's Articles of Incorporation, as amended, and pursuant to the provisions of NRS 78.1955, hereby create out of the ten million (10,000,000) shares of Preferred Stock authorized in the Articles of Incorporation (the "Preferred Stock"), a Series of the Preferred Stock consisting of one million (1,000,000) shares, $0.0001 par value per share, to be designated "Series A Convertible Super Voting Preferred Stock," and to that end the Board adopted a resolution providing for the designation, powers, preferences, and rights, and the qualifications, limitations and restrictions, of the Series A Convertible Super Voting Preferred Stock, which resolution is as follows:

RESOLVED that pursuant to authority expressly conferred, granted and vested in the Board of Directors of the Company by the Company's Articles of Incorporation, as amended, that the following Certificate of Designation, Powers, Preferences, and Rights of the Series A Convertible Super Voting Convertible Preferred Stock ("Certificate of Designation") be ands is hereby authorized and approved, which Certificate of Designation shall be filed with the Nevada Secretary of State in the form as follows:

1. **Designation and Amount**. One Million (1,000,000) shares of the Preferred Stock of the Company, $0.0001 par value per share, shall constitute a class of Preferred Stock designated as "Series A Convertible Super Convertible Voting Preferred Stock" (the "Series A Convertible Preferred Stock") with a face value of $0.0001 per share (the "Face Amount"). After the initial issuance of shares of Series A Convertible Super Voting Preferred Stock, no additional shares of Series A Super Voting Preferred Stock may be issued by the Company except as provided herein.

2. **<u>Voting</u>**. Holders of each Series A Convertible Super Voting Preferred Stock shall have seventy-five (75) times the number of votes on all matters submitted to the shareholders that each shareholder of the Corporation's Common Stock (rounded to the nearest whole number) is entitled to vote at each meeting of the shareholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the share-holders of the Corporation for their action or consideration. Holders of the Series A Super Voting Preferred Stock shall vote together with the holders of Common Stock as a single class.

3. **<u>Rank</u>.** Except as specifically provided below, the Series A Super Convertible Voting Preferred Stock shall, with respect to rights on redemption and rights on liquidation, winding up and dissolution, rank senior to (i) all classes of Common Stock, $0.0001 par value per share, of the Company (the "Common Stock") and (ii) any class or series of capital stock of

the Company hereafter created (unless, with the consent of the Holder(s) of Series A Convertible Super Voting Preferred Stock).

4. **Dividends**. The holders of Series A Convertible Super Voting Preferred Stock shall not be entitled to receive dividends paid on the Corporation's Common Stock.

5. **Liquidation Preference**. Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Convertible Super Voting Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, an amount equal to or proportional to that sum available for distribution to common stock holders.

6. **Conversion**. The Company or the Record Owner shall have the right at any time from and after the day immediately following the date the Series A Convertible Super Voting Preferred Stock is first issued, to convert each share of Series A Convertible Super Voting Preferred Stock into seventy-five (75) fully-paid and non-assessable shares of Common Stock ("Voluntary Conversion").

7. **Delivery of Common Stock upon Delivery**. The Company shall, no later than the seven business day following the notice of conversion, shall issue and deliver to the Holder that number of shares of Common Stock issuable upon conversion of such shares of Series A Super Voting Convertible Preferred Stock being converted and a certificate representing the number of shares of Series A Convertible Preferred Stock not being converted, if any. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Holder and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

8. **Conversion Expenses**. The Company shall pay any and all taxes and all other reasonable expenses, which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of Series A Convertible Preferred Stock.

9. **No reissuance of Series A Convertible Preferred Stock**. In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 6, the shares so converted or reacquired shall be cancelled. The Articles of Incorporation of the Company may be appropriately amended from time to time to effect the corresponding reduction in the Company's authorized capital stock.

10. **Vote to Change the Terms of Series A Convertible Super Voting Preferred Stock**. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of

the then outstanding shares of Series A Convertible Super Voting Preferred Stock shall be required for any change to the Company's Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Super Voting Preferred Stock.

11. **Protection Provisions**. So long as any shares of Series A Convertible Super Voting Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the General Corporation Law of the State of Nevada) of the Holders of at least a majority of the then outstanding shares of Series A Super Voting Preferred Stock:

a. Alter or change the rights, preferences or privileges of the Series A Convertible Super Voting Preferred Stock;

b. Alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Convertible Super Voting Preferred Stock;

c. Create any new class or series of capital stock having a preference over the Series A Convertible Super Voting Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

d. Create any new class or series of capital stock ranking pari passu with the Series A Convertible Super Voting Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the company (as previously defined, "Pari Passu Securities");

e. Increase the authorized number of shares of Series A Convertible Super Voting Preferred Stock;

12. **Merger, Consolidation, Etc**. If at any time or from time to time there shall be (i) a merger, or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company's capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or Series of transactions by the company in which in excess of 50 percent of the Company's voting power is transferred (each, a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series A Convertible Super Voting Preferred Stock shall thereafter be entitled to receive, the same kind and amount of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled immediately prior to the effective time of Such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 12 to the end that the provisions of this Section 12 shall be applicable after that event in as nearly equivalent a manner as may be practicable.

13. **No Impairment**. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed

hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Super Voting Preferred Stock against impairment.

14. **Record Owner**. The Company may deem the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Company to be, and may treat him as, the absolute owner of the Series A Convertible Super Voting Preferred Stock for all purposes, and the Company shall not be affected by any notice to the contrary.

15. **Register**. The Company shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Company itself, for the registration of the Series A Convertible Super Voting Preferred Stock. Upon any transfer of shares of Series A Convertible Super Voting Preferred Stock in accordance with the provisions hereof, the Company shall register or cause the transfer agent to register such transfer on the Stock Register.

IN WITNESS WHEREOF, Joseph C Passalaqua, Chief Executive Officer, President and Director of All State Properties Holdings, Inc., under penalties of perjury, does hereby declare and certify that this is the act and deed of All State Properties Holdings, Inc. and the facts stated herein are true and accordingly has signed this Certificate of Designation on March 11, 2020.

Joseph C Passalaqua
Chief Executive Officer, President and Director